Exhibit 8.1

Mitchell Silberberg & Knupp llp A Law Partnership Including Professional Corporations

December 7, 2018

Inpixon

2479 E. Bayshore Road, Suite 195

Palo Alto, CA 94303

Re:	Inpixon

Registered Rights Offering

Ladies and Gentlemen:

We have acted as counsel to Inpixon, a Nevada corporation (the “Company”), in connection with the preparation and filing of the Company’s prospectus supplement, dated December 7, 2018 (the “Prospectus Supplement”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), forming part of the registration statement on Form S-3, Registration No. 333-223960, initially filed by the Company with the Commission on March 27, 2018, as thereafter amended or supplemented, declared effective on June 5, 2018. The Prospectus Supplement relates to the distribution of non-transferable subscription rights (the “Rights”) to be distributed by the Company without consideration in connection with a rights offering (the “Rights Offering”) to holders of record of common stock, par value $0.001 per share, of the Company (the “Common Stock”), the holder of Series 4 Convertible Preferred Stock, and holders of certain participating warrants (the “Participating Warrants”), to purchase units (the “Units”) issuable upon exercise of the Rights, each Unit consisting of one share of Series 5 Convertible Preferred Stock, par value $0.0001 per share, and 200 warrants, with each warrant exercisable for one share of Common Stock.

For purposes of this opinion, we have reviewed originals, or copies certified or otherwise identified to our satisfaction, of the Prospectus Supplement and such other documents and matters of law and fact as we have considered necessary or appropriate. In addition, we have not made an independent investigation or audit of the facts set forth in the above referenced documents or otherwise provided to us. We have assumed (i) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, (ii) that the Rights Offering will be consummated as described in the Prospectus Supplement; (iii) that the statements concerning the terms of the Rights Offering set forth in the Prospectus Supplement are true, complete and correct and will remain true, complete and correct at all relevant times; and (iv) that any such statements made in the Prospectus Supplement qualified by knowledge, intention, belief or any other similar qualification are true, complete and correct, and will remain true, complete and correct at all relevant times, in each case as if made without such qualification. If any of the above described assumptions are untrue for any reason or if the Rights Offering is consummated in a manner that is different from the manner described in the Prospectus Supplement, our opinion as expressed below may be adversely affected.

437 Madison Ave., 25th Floor, New York, New York 10022 Phone: (212) 509-3900 Fax: (212) 509-7239 Website: www.msk.com

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, we hereby confirm to you that the statements set forth under the caption “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” in the Prospectus Supplement, to the extent such statements summarize U.S. federal income tax law, and subject to the limitations, qualifications, exceptions, and assumptions set forth herein and therein, constitute our opinion as to the material United States federal income tax consequences of the Rights Offering to holders of Common Stock, the holder of Series 4 Convertible Preferred Stock, and holders of Participating Warrants.

We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Prospectus Supplement other than the opinion set forth above. Our opinion set forth above is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, administrative pronouncements and judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Rights Offering, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied may affect the validity of the opinion set forth herein. We assume no responsibility to inform the Company of any such change or inaccuracy that may occur or come to our attention.

Our opinion is not binding on the Internal Revenue Service or a court. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

This opinion is furnished to you solely for use in connection with the filing of the Prospectus Supplement. We hereby consent to the filing of this opinion as an exhibit to the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Mitchell Silberberg & Knupp LLP

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